[LETTERHEAD OF KATTEN MUCHIN ROSENMAN LLP]
Exhibit 5
July 10, 2007
Board of Directors
Dolan Media Company
706 Second Avenue South, Suite 1200
Minneapolis, Minnesota 55402
     Re: Registration Statement on Form S-1 (File No. 333-142372)
Ladies and Gentlemen:
     We have acted as counsel to Dolan Media Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (File No. 333-142372) and each amendment thereto (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering (the “Offering”) by the Company of 10,500,000 shares (the “Firm Shares”) of its Common Stock, $0.001 par value per share (the “Common Stock”), and by certain selling stockholders of the Company of up to 1,575,000 shares of Common Stock (the “Option Shares”) if the Underwriters (as defined herein) exercise their option to purchase such shares from the selling stockholders. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates and written statements of directors and officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company’s Certificate of Incorporation and Certificates of Designation, as amended to date and currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”), to be in effect immediately prior to or upon the closing of the Offering, (d) the Company’s Amended and Restated By-laws, as amended to date and currently in effect, (e) the Company’s Second Amended and Restated By-laws, to be in effect immediately prior to or upon the closing of the Offering, (f) minutes and records of the corporate proceedings of the Company’s Board of Directors, (g) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, the selling stockholders listed on Schedule II of the Underwriting Agreement, and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of themselves and each of the underwriters listed on Schedule I of the Underwriting Agreement (collectively, the “Underwriters”), (h) certain resolutions of the stockholders of the Company, (i) a proposed form

Dolan Media Company
July 10, 2007

of specimen certificate representing the Common Stock for the Firm Shares and (j) the form of certificate representing the Common Stock for the Option Shares.
     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed (and that the Restated Certificate substantially in the form reviewed by us will be filed with and accepted by the Secretary of State of Delaware prior to or upon closing of the Offering, and the Underwriting Agreement to be executed by the parties thereto will be in the form substantially reviewed by us), the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In examining the documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.
     Based upon and subject to the foregoing, it is our opinion that (i) the up to 175,000 currently outstanding Option Shares covered by the Registration Statement have been validly issued and are fully paid and non-assessable and (ii) when certificates representing the Firm Shares and the Option Shares being issued in connection with the 9 for 1 split of the Common Stock prior to consummation of the Offering (the “Split”) in the form of the proposed specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or the Firm Shares and/or such Option Shares have been registered and issued electronically through The Depository Trust Company, and such Firm Shares are delivered to or pursuant to the direction of, and the Firm Shares are paid for by, the Underwriters as contemplated by the Underwriting Agreement, the 10,500,000 Firm Shares and the up to 1,400,000 Option Shares being issued in connection with the Split covered by the Registration Statement will be validly issued, fully paid and non-assessable.
     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.
     We hereby consent to use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

Very truly yours, /s/ KATTEN MUCHIN ROSENMAN LLP KATTEN MUCHIN ROSENMAN LLP